Exhibit 99.1

PRIOR PERFORMANCE TABLES

As used herein, the terms “we,” “our” and “us” refer to Generation Income Properties, Inc.

The following Prior Performance Tables (the “Tables”) provide information relating to GIP Fund 1, LLC (“GIP Fund 1”), the program sponsored by our President and Chairman of the Board, Mr. Sobelman, and his affiliates (our “sponsor”).

GIP Fund 1, a private real estate fund, had certain investment objectives similar to ours, including the acquisition and operation of commercial properties; the provision of stable cash flow available for distribution to investors; preservation and protection of capital; and the realization of capital appreciation in the event of an ultimate sale of any properties. GIP Fund 1 focused on single tenant properties essential to the business operations of the tenant; located in primary markets; leased to tenants with stable and/or improving credit quality; and subject to long-term leases with defined rental rate increases or with short-term leases with high-probability renewal and potential for increasing rent. GIP Fund 1 engaged in a private offering in January 2013 to accredited investors only pursuant to Section 4(a)(2) of the Securities Act of 1933, as amended, and raised approximately $940,000 through the issuance of member units. GIP Fund 1 closed its round of financing in December of 2013 to acquire one real estate property. Using a combination of debt and cash consisting of 97% of the offering proceeds, GIP Fund 1 acquired one existing property in Tampa, Florida for a purchase price of approximately $1.6 million. GIP Fund 1 is no longer active in acquiring more properties. GIP Fund 1 disposed of its sole property on November 30, 2020 by exchanging its sole property in exchange for 24,309 units in GIP LP. Following our acquisition of this property, GIP Fund I was liquidated.

Mr. Sobelman is responsible for the acquisition, operation, maintenance and resale of the real estate properties and real estate-related debt investments for GIP Fund 1. The financial results of GIP Fund 1 thus provide an indication of a prior real estate program for which our sponsor was ultimately responsible and the performance of this program during the periods covered. However, general economic conditions affecting the real estate industry and other factors contribute significantly to financial results.

The Tables presented provide summary unaudited information related to GIP Fund 1. By purchasing shares in our public offering, investors will not acquire any ownership interest in GIP Fund 1 to which the information in the Tables relate and investors should not assume that they will experience returns, if any, comparable to those experienced by the investors in GIP Fund 1.

The information in these Tables should be read together with the summary information under the “Prior Performance Summary” section of this prospectus. The following Tables are included in this prospectus:

•	Table II—Compensation to Sponsor;

•	Table III—Annual Operating Results of Prior Real Estate Programs;

•	Table IV—Results of Completed Programs; and

•	Table V—Sales or Dispositions of Properties.

The following tables have been omitted: (i) Table I—Experience in Raising and Investing Funds (no offerings by GIP Fund 1 have closed in the prior three years); and (iv) Table VI—Acquisitions of Properties by Programs (GIP Fund 1 has not acquired any property in the prior three years).

TABLE II

COMPENSATION TO SPONSOR

(UNAUDITED)

This table sets forth the amount and type of compensation paid to our sponsor and affiliates related to GIP Fund 1. The information represents activity since inception.

GIP Fund 1
Date Offering Commenced	9/21/2012
Dollar Amount Raised	$940,000
Amount Paid to Sponsor from Proceeds of Offering:
Underwriting Fees	—
Acquisition Fees:
Real Estate Commissions (1)	—
Advisory Fees	—
Other	—
Other	—
Dollar Amount of Cash Generated from Operations Before Deducting Payment to Sponsors	—
Amount Paid to Sponsor From Operations:
Asset Management Fee (2)	—
Property Management Fees (2)	$100,824
Partnership Management Fees	—
Reimbursements	—
Leasing Commissions	—
Other	—
Dollar Amount of Property Sales and Refinancing Before Deduction Payments to Sponsor:
Cash	—
Notes	—
Amount Paid to Sponsors from Property Sales and Refinancing:
Real Estate Commissions	—
Incentive Fees	—
Disposition Fees	—
Other	—

(1)

Calkain Companies LLC, was paid a $48,450 brokerage commission on the transaction since it was the broker for GIP Fund 1. Our sponsor was an equity partner in Calkain Companies, LLC, but did not receive a direct commission on this transaction.

(2)

All fees have been allocated to property management. Reflects total fees paid for the years ended December 31, 2013, 2014, 2015, 2016, 2017, 2018, 2019 and 2020 of $79, $12,218, $12,297, $12,297, $12,297, $13,247, $22,006 and $16,383, respectively.

TABLE III

OPERATING RESULTS OF PRIOR PROGRAMS

(UNAUDITED)

The following sets forth the unaudited operating results of GIP Fund 1 for the years ended December 31, 2013 through December 31, 2020.

	2013	2014	2015	2016	2017	2018	2019	2020	Total
Gross Rental Income	$5,101	$139,972	$140,120	$135,000	$134,827	$132,482	$148,210	$146,557	$982,269
Less:
Rental operating expenses	1,055	39,161	41,070	38,123	34,428	64,074	84,362	87,787	390,060
Interest Expense, net	1,061	30,346	28,916	26,626	28,532	30,723	36,749	34,779	217,732
Depreciation	1,170	28,074	28,074	28,074	28,074	27,294	27,294	23,882	191,936

Net Income (GAAP basis)	1,815	42,391	42,060	42,177	43,793	10,391	-195	109	182,541
Taxable Income from Operations (2)	1,764	42,389	42,058	43,772	43,772	7,040	23,624	21,301	225,720
Summary Statement of Cash Flows
Cash generated from operations (3)	2,456	73,057	71,361	72,975	73,774	34,066	33,666	17,564	378,919
Cash generated from sales	—	—	—	—	—	—	—	(10,262)	(10,262)
Cash generated from investing activities	(1,638,235)	—	—	—	—	—	—	(164,362)	(1,802,597)
Cash generated from financing	1,655,000	—	—	—	—	627,993	(30,018)	(1,298,359)	954,616
Total distributions to investors	—	(76,260)	(66,000)	(66,000)	(66,000)	(674,500)	(3,000)	(164,362)	(1,116,122)
Operations	—	(75,513)	(66,000)	(66,000)	(66,000)	(54,176)	(42,799)	(7,008)	(377,496)
Return of capital	—	(747)	—	—	—	(620,324)	39,799	(157,354)	(738,626)

Cash generated after cash distributions to investors	2,456	(3,203)	5,361	6,975	7,774	(640,434)	30,666	(146,798)	(737,203)
Percent of properties remaining unsold	100%	100%	100%	100%	100%	100%	100%	0%	100%
Distribution Data Per $1,000 Invested (4)	$—	$81.13	$70.21	$70.21	$70.21	$717.54	$3.19	$174.85	$1,187.34
Cash Distributions to Investors Sources (on GAAP basis)
- Operating activities	$—	$80.33	$70.21	$70.21	$70.21	$57.63	$45.53	$7.46	$401.58
- Investing & financing activities	—	—	—	—	—	—	—	—	—
- Other (return of capital)	—	0.79	—	—	—	659.92	(42.34)	167.40	785.77

(1)	Most recent available year end information
(2)	Straight-line rent adjustment is only GAAP basis adjustment.
(3)	Cash generated from Operations reported on a non-GAAP basis.
(4)	$940,000 was initially invested in the fund.

TABLE IV

RESULTS OF COMPLETED PROGRAMS

(UNAUDITED)

The following sets forth the unaudited results of Completed Programs for GIP Fund 1 for the years ended December 31, 2013 through December 31, 2020.

508 S. Howard Avenue

Dollar Amount Raised	$940,000
Number of Properties Purchased	1
Date of Closing of Offering	12/18/2013
Date of First Sale of Property	11/30/2020
Date of Final Sale of Property	11/30/2020

Tax and Distribution Data Per $1,000 Investment
Federal Income Tax Results:
Ordinary income (loss)	225,720
- from operations	225,720
- from recapture
Capital Gain (loss)
Deferred Gain	164,362
Capital
Ordinary income (loss)

Cash Distributions to Investors
Source (on GAAP basis)
Investment income
Return of capital
Source (on cash basis)
- Sales
Refinancing
Operations
Other
Receivable on Net Purchase Money Financing

TABLE V

SALES OR DISPOSALS OF PROPERTIES

(UNAUDITED)

The following sets forth the unaudited results of the Sale of Properties for GIP Fund 1 for the years ended December 31, 2013 through December 31, 2020.

Property	Date Acquired	Cash Received Net of Closing Costs	Mortgage Balance at Time of Sale	Total	Original Mortgage Financing	Total Acquisition cost, capital improvement closing and soft costs	Excess of Property Operating Cash Receipts Over Cash Expenditures Total

508 S. Howard	12/13	(10,262)	1,286,664	1,276,402		1,094,904	181,498